LAU-TÁM

Abogados | Law Firm | 律师事务所

Av. Víctor A. Belaunde 147, Vía Principal 155
Edificio Real 3, Oficina 1101, San Isidro
Lima 15073, Perú

To:
CL WORKSHOP GROUP LIMITED
Avenida da Amizade no. 1287
Chong Fok Centro Comercial, 13 E
Macau S.A.R.

July 17th, 2026

Dear Sir or Madam,

**Re: Consent to the filing of certain Peruvian law matters in relation to the Registration Statement on Form F-3 of CL Workshop Group Limited**

We, Lau-Tam Abogados, have acted as Peruvian counsel to CL Workshop Group Limited, a British Virgin Islands company (the "Company"), in connection with the registration statement on Form F-3 (the "Registration Statement") to be filed with the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

The Registration Statement covers the offering, from time to time, of up to US$200,000,000 of the Company's American depositary shares, each representing eight Class A ordinary shares of par value US$0.001 each, debt securities, warrants, rights and units, or any combination thereof.

We hereby consent to the inclusion of our name, and the references to our advice and matters of Peruvian law, in the Registration Statement and in the prospectus forming a part thereof, in each case in the form and context in which such references appear therein.

We also hereby consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or under the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully,

Alfredo Lau-Tam
Partner

**LAU-TAM ABOGADOS S. CIVIL DE R. L.**